Exhibit 21.1

SUBSIDIARIES OF COTERRA ENERGY INC.

Cimarex Energy Co.
Cimarex Energy of Colorado
Cimarex Gas Gathering, Inc.
Cimarex Resolute LLC
Cody Energy LLC
GasSearch Drilling Services Corporation
Key Production Company, Inc.
Magnum Hunter Production, Inc.
Oklahoma Gas Processing, Inc.
Prize Energy Resources Inc.
Resolute Natural Resources Company, LLC
Resolute Natural Resources Southwest, LLC